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                                                                    EXHIBIT 23.2











                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Midwest Bancshares, Inc.:

We consent to the inclusion and incorporation by reference in the Registration Statement on Form S-4 of Mahaska Investment Company of our report dated January 22, 1999, except for note 16, which is as of February 2, 1999, relating to the consolidated balance sheets of Midwest Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.


KPMG LLP
Des Moines, Iowa
May 24, 1999